AMENDMENT TO

CORE LABORATORIES

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

WHEREAS, CORE LABORATORIES N.V. and its participating affiliates (the "Company") have heretofore adopted the CORE LABORATORIES SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN (the "Plan") for the benefit of certain employees and independent directors of the Company; and

WHEREAS, no individuals have commenced participation in the Plan after October 3, 2004, no new benefits have been accrued under the Plan after December 31, 2004, and the Company has no intention of permitting any individual to commence participation in the Plan or accrue an additional benefit under the Plan in the future; and

WHEREAS, as of December 31, 2004, all participants in the Plan were fully vested in the full amount of their potential benefit under the Plan; and

WHEREAS, the benefits of the participants in the Plan should not be subject to the application of section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), unless such benefits are materially modified; and

WHEREAS, the Company desires to amend the Plan to freeze participation under the Plan and to define the grandfathered Plan benefit under section 409A of the Code in accordance with the requirements of the final regulations issued under section 409A of the Code;

NOW, THEREFORE, the Plan shall be amended as follows, effective as of January 1, 2005:

    The following shall be added to the end of Section 3.1 of the Plan:

    "Notwithstanding any provision in the Plan to the contrary, no individual shall commence participation under the Plan from and after January 1, 2005."

    Article IV is amended by adding thereto a new Section 4.5 to read as follows:

    "4.5 The entire accrued benefit of each Participant in the Plan is intended to be grandfathered under section 409A of the Internal Revenue Code of 1986, as amended (the "Code"). The amount of each Participant's grandfathered benefit shall be a benefit calculated under Section 4.1 determined as if the Participant had separated from service with the Company as of December 31, 2004, which benefit (i) is not dependant on any compensation earned by the Participant after December 31, 2004, (ii) is not dependant on the Participant's service with the Company completed after December 31, 2004, and (iii) to the extent required under section 409A of the Code, shall equal the maximum grandfathered benefit permitted with respect to the Plan for such Participant determined under the provisions of section 409A of the Code (and the administrative guidance thereunder that is applicable to the determination of amounts deferred under a nonaccount balance plan prior to January 1, 2005, and the earnings thereon, including Treasury regulation section 1.409A-6(a)(3)(i) and (iv)). For purposes of making any present value calculations required in accordance with clause (iii) of the preceding sentence as of December 31, 2004 or any other date the benefit is valued for purposes of determining the Participant's grandfathered benefit, the actuarial assumptions specified in Section 1.1(17) that would have applied if the payment date described in such Section was December 31, 2004 shall be used."

    As amended hereby, the Plan is specifically ratified and reaffirmed.

EXECUTED on this 5th day of March, 2008.

Core Laboratories N.V.

By Core Laboratories International B.V.,

its sole managing director

By: /s/ JAN WILLEM SODDERLAND

Jan Willem Sodderland

Managing Director of

Core Laboratories International B.V.

Houston 3326180v1